                                                                      EXHIBIT 15

                                  June 4, 2001

GoTo.com, Inc.
74 North Pasadena Avenue, Third Floor
Pasadena, CA  91103

Credit Suisse First Boston Corporation
Salomon Smith Barney
U.S. Bancorp Piper Jaffray,
    as Representatives of the several Underwriters
    c/o Credit Suisse First Boston Corporation
        Eleven Madison Avenue
        New York, NY  10010-3629

Ladies and Gentlemen:

        As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for common stock (the "SECURITIES") of GoTo.com, Inc., and any successor (by merger or otherwise) thereto (the "COMPANY"), the undersigned hereby agrees that for the period (the "Lock-up Period") beginning on the date hereof and ending on the date that is 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the "PUBLIC OFFERING DATE") pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of (collectively, "TRANSFER"), directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that Transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such Transfer is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such Transfer, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation; provided that the undersigned may during the Lock-up Period, without the prior written consent of Credit Suisse First Boston Corporation:

                (a) Transfer up to the lesser of (i) 50,000 shares of Securities or (ii) 50% of the shares of Securities held by the undersigned on the date hereof;

                (b) enter into a contract qualified under Rule 10b5-1 under the Securities Exchange Act of 1934 to Transfer shares of Securities, so long as no sale or further disposition of the subject Securities or securities convertible into or exchangeable or exercisable therefor are made during the Lock-up Period; and

                (c) make, or authorize the making of, the public disclosures set forth in (i) the Schedule 13D filed by the undersigned with the Securities and Exchange Commission on June 6, 2001 and (ii) the Form S-3 filed by the Company with the Securities and Exchange Commission on June 6, 2001.

In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston Corporation, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

        Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market after the date hereof will not be subject to this Agreement. Notwithstanding the preceding paragraph, this Agreement shall not prohibit the exercise of any options to acquire Securities or a Transfer of Securities (a) to a family member or trust, (b) as a bona fide gift or gifts,
(c) upon the death of the undersigned, to the undersigned's executors, administrators, testamentary trustees, legatees or beneficiaries; provided that in each case the transferee agrees to be bound in writing by the terms of this Agreement and that, in the case of clause (b), the undersigned provides you with prior written notice of such gift or gifts.

        In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

        This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before September 1, 2001.


                                            Very truly yours,


                                            ---------------------------
                                            Name:



                                       2